CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
6.400% Retail Medium-Term Notes Due April 15, 2037	$25,000,000	$767.50

(1)	Excludes accrued interest, if any.
(2)	A filing fee of $767.50, calculated in accordance with Rule 457(r), has been transmitted to the U.S. Securities and Exchange Commission in connection with the securities offered by means of this pricing supplement.

Prudential Financial Retail Medium-Term Notes, Due One Year or More from Date of Issue

Filed under Rule 424(b)(3), Registration Statement(s) No. 333-132469, 333-132469-01 and 333-132469-02

Pricing Supplement No.180 – dated April 20, 2007 (to Prospectus dated March 16, 2006 and Prospectus Supplement dated March 16, 2006) Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds to Issuer	Coupon Type	Interest Rate	Maturity Date
74432RAG8	$25,000,000	100.000%	0.110%	99.890%	Fixed	6.400%	April 15, 2037
		$25,000,000	$27,500	$24,972,500

Interest Payment Frequency	Interest Payment Dates	1st Interest Payment Date	Day Count Basis	Issue Date	Redemption Information	Redemption Terms	Survivor’s Option
Semi-annually	15th of April and October	October 15, 2007	30/360 unadjusted	April 30, 2007	Callable	Callable in whole on April 15, 2009 and semi-annually thereafter	No

Product Ranking/Collateral Type	Moody’s Rating	S&P Rating
Senior Unsecured Notes	A3	A

Lead Agent: Banc of America Securities LLC Purchasing Agent: Merrill Lynch & Co. Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets Services, Incapital LLC, Merrill Lynch & Co., Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Financial Services Inc.

Prudential Financial, Inc.

Pricing Date: April 20, 2007

Settlement Date: April 30, 2007

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC Number 161 via Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Prudential Financial, Inc. $2,500,000,000 Prudential Financial Retail Medium-Term Notes Prospectus dated 16-Mar-06 and Prospectus Supplement dated 16-Mar-06

The Prudential Financial, Inc. Retail Medium-Term Notes will be represented by a master global note in fully registered form, without coupons. The master global note will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC, as depository, or another depository as may be named in a subsequent pricing supplement.

Merrill Lynch & Co.